EXHIBIT 99.1

ATLANTIC AMERICAN CORPORATION REGAINS COMPLIANCE WITH
NASDAQ LISTING STANDARDS

ATLANTA, Georgia, October 15, 2009 - Atlantic American Corporation (Nasdaq- AAME) today announced that, on October 13, 2009, it received from The Nasdaq Stock Market (“Nasdaq”) Listing Qualifications Department a letter indicating that the Company had regained compliance with the minimum $1.00 bid price requirement for the continued listing of its common stock on The Nasdaq Global Market, as set forth in Nasdaq Marketplace Rule 5450(a)(1).

“We are pleased to have regained compliance with all Nasdaq listing requirements and closing this matter. Now we look forward to focusing on continuing our company’s successes and bringing value to our shareholders,” said Hilton Howell, Chairman, President and Chief Executive Officer.

Atlantic American is an insurance holding company involved through its subsidiary companies in specialty markets of the life, health, property and casualty insurance industries. Its principal subsidiaries include American Southern Insurance Company, American Safety Insurance Company, Bankers Fidelity Life Insurance Company and Self-Insurance Administrators, Inc.

Note regarding Private Securities Litigation Reform Act: Except for information regarding historical facts contained herein, this press release contains forward-looking statements that involve a number of risks and uncertainties. Actual results could differ materially from those indicated by such forward-looking statements due to a number of factors and risks detailed from time to time in statements and reports that Atlantic American Corporation has filed with the Securities and Exchange Commission.

For further information contact:

John G. Sample, Jr.
Senior Vice President and Chief Financial Officer
Atlantic American Corporation
404-266-5501